Exhibit 3.1

ARTICLES OF INCORPORATION

(PURSUANT NRS CHAPTER 78)

DigiPath, Inc. a corporation organized and existing under the laws of the state of Nevada, hereby certifies as follows:

Article I

Name of Corporation: DigiPath, Inc.

Article II

Registered Agent for Service of Process: Incorp Services, Inc. 2360 Corporate Circle Suite 400, Henderson, NV 89074-7722.

Article III

Authorized Stock: (a)the total number of shares of stock which the Corporation shall have authority to issue is Sixty Million (60,000,000) which shall consist of (i) Fifty Million (50,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”) and (ii) Ten Million (10,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

Article IV

The name and address of the Board of Directors are as follows:

Eric Stoppenhagen

2360 Corporate Circle Suite 400,

Henderson, NV 89074-7722.

Article V

Purpose: Any Legal Purpose

Article VI

Name Address and Signature of Incorporator: Eric Stoppenhagen /s/ ERIC STOPPENHAGEN

2360 Corporate Circle Suite 400,

Henderson, NV 89074-7722.

Article VII

Certificate of Acceptance of Appointment of Registered Agent:

/s/ Incorp October 4, 2010

Authorized Signature of Registered Agent or On Behalf of Registered Agent Date